Exhibit 99.2

FISCAL 2016 FOURTH QUARTER CONFERENCE CALL TRANSCRIPT

August 22, 2016 / 05:00 PM EDT

On August 22, 2016, Premier, Inc. hosted a conference call to discuss financial results for the fiscal 2016 fourth quarter, ended June 30, 2016. The following transcript is an interpretation of the statements made on the call. The actual conference call may have differed slightly.

CORPORATE PARTICIPANTS

Jim Storey Premier, Inc. – VP of IR

Susan DeVore Premier, Inc. – President & CEO

Mike Alkire Premier, Inc. – COO

Craig McKasson Premier, Inc. – CFO

Leigh Anderson Premier, Inc. – CIO

CONFERENCE CALL PARTICIPANTS

Jamie Stockton Wells Fargo Securities, LLC – Analyst

Ryan Daniels William Blair & Company – Analyst

Lisa Gill JPMorgan – Analyst

Steven Valiquette BofA Merrill Lynch – Analyst

David Ho Barclays Capital – Analyst

Sean Wieland Piper Jaffray & Co. – Analyst

Richard Close Canaccord Genuity – Analyst

Eric Coldwell Robert W. Baird & Company, Inc. – Analyst

Nicholas Jansen Raymond James & Associates, Inc. – Analyst

Garen Sarafian Citigroup – Analyst

Greg Bolan Avondale Partners – Analyst

Donald Hooker KeyBanc Capital Markets – Analyst

Sandy Draper SunTrust Robinson Humphrey – Analyst

Mike Ott Oppenheimer & Co. – Analyst

Elizabeth Anderson Evercore ISI – Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the Premier fiscal 2016 and fourth quarter results conference call.

(Operator Instructions)

PREMIER, INC.

Fiscal 2016 Fourth Quarter Conference Call Transcript

As a reminder, this conference is being recorded. I would now like to turn the floor over to Jim Storey, Vice President, Investor Relations. Please go ahead.

Jim Storey, Premier, Inc. – VP of IR

Thank you, Karen, and welcome, everyone, to Premier, Inc.’s fiscal 2016 fourth quarter conference call. Our speakers today are Susan DeVore, President and Chief Executive Officer; Mike Alkire, Chief Operating Officer; and Craig McKasson, Chief Financial Officer. Susan, Mike and Craig will review Premier’s financial and operating accomplishments for the quarter and the 2016 fiscal year and discuss our fiscal 2017 financial guidance and underlying assumptions supporting this guidance.

Before we get started, I want to remind everyone that copies of our press release and the supplemental slides are available in the Investor Relations section of our website, at investors.premierinc.com. You can access the slides and follow the webcast there.

Management’s remarks today contain certain forward-looking statements and actual results could differ materially from those discussed today. These forward-looking statements speak as of today and we undertake no obligation to update them. Factors that may affect future results are discussed in our filings with the SEC, including our fiscal 2016 Form 10-K, and we encourage you to review these detailed safe harbor and risk factor disclosures.

Please also note that, where appropriate, we will refer to non-GAAP financial measures to evaluate our business. Reconciliations and definitions of non-GAAP financial measures to GAAP financial measures are included in our earnings release, in the appendix of the supplemental slides accompanying this conference call, and in our Form 8-K earnings release, which we expect to file with the SEC soon.

Now let me turn the call over to Susan DeVore.

Susan DeVore, Premier, Inc. – President & CEO

Thank you, Jim. Hello, everyone. I’ll start today with a high level review of our full-year performance and highlight why we believe Premier is uniquely positioned to lead this industry transformation to lower cost, higher quality health care delivery and, in so doing, create long-term value for our members and our stockholders. Mike will spotlight some of our achievements and look more closely at our opportunities in fiscal 2017; and Craig will conclude our remarks with a more detailed review of the fourth quarter and our outlook and underlying growth assumptions for fiscal 2017.

So let’s get started. Fiscal 2016 marked our third consecutive year of delivering strong and consistent growth as a public company. We continued to build on the value we provide to our expanding base of member health systems and other provider organizations. Once again, we achieved double digit annual growth in consolidated net revenue up 15%, non-GAAP adjusted EBITDA up 12%, and non-GAAP adjusted fully distributed earnings per share, also up 12% from a year ago. We’re proud of our fiscal 2016 results.

Let’s look at a few of our many significant business accomplishments during the year. We achieved high customer retention rates with group purchasing retention of 97% and a SaaS institutional renewal rate of 92%, and we continue to add new customers in a rapidly changing environment.

PREMIER, INC.

Fiscal 2016 Fourth Quarter Conference Call Transcript

In Supply Chain Services, we achieved a 9% increase in net administrative fees revenue and 17% in products revenue. We ended fiscal 2016 with more than $48 billion in supply chain spend through our GPO contracts, an increase of approximately 9% from the prior year. Segment adjusted EBITDA rose 12%.

Performance Services achieved 24% revenue growth for the year and adjusted EBITDA increased 23%. We acquired three companies – CECity, Healthcare Insights, and Inflow Health.

We continued to generate significant cash flow while maintaining a flexible and strong balance sheet. Non-GAAP free cash flow of $191 million for the year totaled 43% of adjusted EBITDA and we’re operating with significant debt capacity, providing us the financial flexibility necessary to pursue our strategic initiatives.

We ended the year with approximately 3,750 hospitals and more than 130,000 other provider organizations; and we forged new relationships, adding thousands of physicians, over 140 healthcare professional societies, major pharmaceuticals companies, and EHR vendors to our existing member and customer base.

Operationally, we grew and refined our existing businesses while developing and launching new integrated offerings spanning the acute and ambulatory continuum of our health system members; products and services, including PremierConnect Quality, which integrates our ambulatory and acute capabilities; PremierConnect Supply Chain and ERP offering, adding and refining advisory and reporting capabilities associated with MACRA, with bundled payments and population health.

We continued to execute on our integrated pharmacy strategy, announcing in June our agreement to acquire Acro Pharmaceutical Services, which we expect to close very soon.

Our population health advisory services have flourished, also. During the year, Premier was again recognized as the nation’s top value-based care advisory services solution in the best-in-class report. We see this as clear evidence of the groundbreaking work we are doing with our member health systems in the evolving population health management space.

So for the fiscal year, consolidated net revenue, non-GAAP adjusted EBITDA, and adjusted fully distributed earnings per share met our expectations, finishing within our guidance range. Our non-GAAP adjusted EBITDA and adjusted fully distributed earnings per share do reflect the one-time severance impact of some personnel changes that occurred at year-end. These adjustments, primarily in our Performance Services business, support our long-term growth objectives.

Looking ahead as we start fiscal 2017, we believe we remain well-positioned to continue to deliver solid earnings growth. Our outlook for the fiscal year anticipates continued targeting of our double digit growth pace, which we expect to be further enhanced by the Acro acquisition. While there can be no assurances, assuming the transaction closes, we expect the acquisition to contribute attractive revenue growth and be accretive to earnings moving forward, as it opens access to key limited distribution drugs and increases our disease management capabilities, patient base, and geographic footprint.

Summing it all up, we believe Premier has continued to deliver on our promise to our members and our stockholders; and our achievements provide a clear signal that Premier is the right partner to lead our member health systems through the myriad of complex challenges confronting them over the long term. Healthcare providers require integrated solutions across their affiliated physician practices and the whole continuum of care, not just in their acute care hospitals. And this is exactly where we are focusing our attention, on proactively integrating comprehensive solutions that address the challenges of today and prepare our members for the future of healthcare delivery.

So what does the future of healthcare look like to Premier and to our members? It looks like this. In healthcare, value is the new economy and measurement is the new currency. Let me put this another way. If value is the new economy and measurement is the new currency, providers will be paid or penalized based on their performance as measured by CMS, as well as by state and commercial payers.

We’re not talking about one-time measurement or a few metrics. We’re talking about continuous change and improvement, change and improvement that requires technology, data analytics, and wraparound implementation services that are developed and delivered with deep understanding of the complexity, the science, and the rigor behind the measures. And there are hundreds maybe thousands of measures, and they constantly change.

PREMIER, INC.

Fiscal 2016 Fourth Quarter Conference Call Transcript

This is where Premier stands out. We believe we are uniquely positioned to leverage our supply chain analytics, our information technology capabilities, and our advisory services to deliver comprehensive insights and integrated solutions that pure GPOs, information technology companies, and traditional consulting companies are unable to provide.

We work with our health systems to identify root causes for non-performance, for unjustified variation, for inconsistencies in performance across measures, and we implement real world change. We also, at a very granular level, work with Washington to continuously inform, debate, and refine the development of measures on a continuous basis, all while we help our health systems navigate through this transformational period, driven by programs and trends like MACRA, bundled payments, ACOs, and consumer-led healthcare.

Looking ahead, it is clear that healthcare delivery in this country needs to change to meet these future challenges. Across the continuum, costs must be better managed, quality must be further improved, and solutions must be integrated and adapted to our members’ evolving needs. Our members understand this. They know that with payment reductions and programs like value-based purchasing, ACOs, MACRA, and bundled payments, their health systems are at risk for millions of dollars, millions of dollars that we expect to increase over the long term. Millions of dollars that can, in fact, be impacted by performance improvement; millions of dollars that can be directed to better patient care and outcomes.

So I am very excited about the future for Premier. We remain leaders in a very dynamic environment. We have built and are continuing to evolve very unique integrated offerings that we do not believe anyone else is able to provide in the marketplace today. And we build our solutions in partnership with our health systems, creating products and services that meet the challenge from the inside.

So thank you for your time today and now here’s Mike Alkire, our Chief Operating Officer.

Michael Alkire, Premier Inc. – COO

Thank you, Susan. I’m equally pleased with our performance over the past year and excited about our future opportunities. I want to use my time today to review some specific business achievements and give more detail on the meaningful opportunities ahead.

First, I want to expand on Susan’s comments about the drivers of our growth strategy. One of the primary engines that allow Premier to pursue our integrated solution strategy is our technology-enabled Supply Chain business. This business is primarily driven by our group purchasing organization, which generates consistent profitability and cash flow.

The economics of this stable and steadily growing revenue engine help enable investments in complementary technologies and businesses, including integrated pharmacy, and the cost, quality, and population health offerings in our Performance Services business. Through such investments, we seek to provide solutions that satisfy our member needs and build long-term stockholder value.

Let’s look at how our business solutions strategy is playing out. Since our earnings call in May, we have compiled a number of notable achievements. Our partnership with Bon Secours Health System, one of our large member owners, has delivered $58 million in validated savings over a three-year period, while at the same time reducing mortality. This was achieved through facility-level and enterprise-wide advisory projects that aligned surgical services, cardiovascular care, harm reduction, and supply chain and pharmacy utilization. Based on this positive work, we just won a multi-million dollar advisory services contract extension for Bon Secours to continue our performance improvement efforts.

Banner Health, one of the nation’s largest non-profit integrated delivery networks, which includes an academic health system, recently extended and expanded its partnership with Premier. Banner chose us to implement integrated offerings that span our Supply Chain and Performance Services capabilities. These include an extension of our group purchasing agreement to 2020, population health advisory services, and the addition of our new PremierConnect Supply Chain analytics and PremierConnect Quality solutions.

PREMIER, INC.

Fiscal 2016 Fourth Quarter Conference Call Transcript

Philadelphia-based Jefferson Health Enterprise, an academic health system, chose Premier to provide primary group purchasing services after a merger of three health systems and a comprehensive review of service providers.

Looking again at our advisory services business, a major integrated provider system and health plan recently engaged with Premier to develop a clinically integrated network focused on partnering with employed and independent physicians. This organization chose Premier because of our experience in building and enhancing integrated networks.

Turning to our research activity. Premier has just partnered with a major pharmaceuticals company to work alongside providers to develop and assess solutions that promote appropriate high quality care, to improve allergic reaction outcomes for specific populations of at-risk patients across the continuum.

Premier also continues to work with academic members, including the University of Vermont Healthcare Network, St. Luke’s University Health Network, and West Virginia University Medicine, on innovative technology solutions to help manage cost and improve quality across the continuum.

Looking at the future of our business, we remain very optimistic about the potential for new health system relationships in the midst of consolidation in the GPO industry. While the process to secure new group purchasing relationships can take 12 to 24 months, we continue to actively pursue new business; and the prospective new business partners we have met with have expressed enthusiasm regarding our integrated capabilities and value proposition.

Just a few weeks ago, we announced a partnership with America’s Essential Hospitals, based in Washington, DC. America’s Essential Hospitals is the leading association and champion for hospitals and health systems dedicated to high quality care for all and represents approximately 275 academic medical centers and safety net hospitals. These hospitals are facing unprecedented challenges, and they chose Premier as the Association’s new preferred partner to join forces and drive advances in quality care, supply chain, total cost, and population health.

Susan commented on the future of healthcare delivery in our country and mentioned the implementation of MACRA and other trends our members are experiencing. I’d like to spend a few minutes further discussing the trends shaping the future and how Premier is preparing our members for them.

First, MACRA. MACRA represents one of the most significant payment changes that will shape the future of the healthcare industry. Last year’s bipartisan passage of this legislation is designed to base physician payment on quality and performance metrics set to begin in 2017. This brings physicians into the pay-per-value world that hospitals have been working in for several years, thus creating an alignment in the way the physicians and hospitals get reimbursed by Medicare.

We knew this was coming, and we have developed a comprehensive solution to assist health systems and physicians on the journey to achieve success under MACRA. It includes assessing their current capabilities and risks, then helping them strategize and prepare to be successful with the new value-based payment model, and ultimately, to improve their performance. We are currently working with 70 members as they prepare for this significant change.

Another major driver of the future of healthcare delivery is the Medicare bundled payment program. Medicare continues to roll out bundled payment programs at a rapid pace. The CMS initial voluntary bundled payment program was followed by a mandatory joint replacement program, then the oncology bundle, and now cardiac care and hip fractures. In fact, 30% of Medicare payments are now tied to alternate payment models, rewarding quality of care over quantity of services. CMS remains focused on achieving 50% of Medicare payments being based on value by 2018.

Premier also has been in front of this, partnering with our members to help them succeed in this environment. We have developed sophisticated analytics tools, care models, best practices, data management, and post-acute provider strategies. Our bundled payment and population health collaboratives today include approximately 575 hospitals, and we’re working with another 60 health systems through our partnership with the American Society of Anesthesiology. We also have processed over 60,000 episodes through our bundled payment analytics program. Overall, we expect ongoing rapid growth of bundled payment programs, which we anticipate will drive continued growth of this business for Premier.

PREMIER, INC.

Fiscal 2016 Fourth Quarter Conference Call Transcript

Consumers are also shaping the future of healthcare in this country. The new five-star hospital rating system launched last month by CMS is evidence that consumerism will be the new normal. While there is ongoing debate about aspects of the system, it was created so that patients can make more informed decisions based on cost and quality information.

Premier has been cultivating improved performance for many years. Our QUEST performance improvement collaborative was launched eight years ago to define and cultivate top performing hospitals, leveraging shared quality and performance metrics. Since then, approximately 350 hospitals have saved thousands of lives and billions of dollars, reduced readmission rates, and outperformed their non-QUEST peers in mortality. Looking at the new five-star hospital rating system, QUEST members scored 21% higher than the comparable non-QUEST facilities.

Now we are planning to take QUEST to the next level. At our Breakthroughs members conference in June, we launched QUEST 2020, which aligns objectives with healthcare’s progression towards alternate payment models and cross-continuum care. We are signing up participants now for the launch of the new collaborative in January, 2017.

Finally, before turning the call over to Craig, I’d like to make a few comments about the leadership transition in our Performance Services business. First, I’d like to thank Keith Figlioli and Wes Champion for their contributions to our Performance Services business and wish them well in their future pursuits.

We are excited to have Leigh Anderson and Kelly Rakowski as our new leaders of the Performance Services business. Leigh is a three-year veteran of Premier and has a long history of technology leadership, supply chain expertise, and a tenacity for implementation. Kelly brings a wide range of skills to the position, including the proven management and leadership of large-scale healthcare technology and advisory services businesses.

Now here is Craig McKasson, our Chief Financial Officer.

Craig McKasson, Premier Inc. – CFO

Thank you, Mike. As a reminder, I will be referring to both GAAP and non-GAAP financial measures during my discussion today. Reconciliations and definitions of non-GAAP financial measures to GAAP financial measures are available in our earnings release and in the appendix of the supplemental slides on our website.

As stated, we are proud of the year’s performance – 15% net revenue growth, 12% growth in both non-GAAP adjusted EBITDA and non-GAAP adjusted fully distributed earnings per share. Since Susan and Mike discussed the year and our many accomplishments, I’m going to focus my attention on the fourth quarter and our fiscal 2017 guidance.

In our fourth quarter, consolidated net revenues of $301.4 million increased 13% from a year ago. These results are comprised of $217.4 million in net revenue from our Supply Chain Services business segment, up 11% year over year, and $84 million in revenue from Performance Services, up 19% over the prior year.

The 11% growth in Supply Chain Services revenue exceeded our expectations, driven by our core GPO business that generated a 7% year over year increase in net administrative fees revenue for the quarter. This performance resulted from ongoing contract penetration in both our acute and alternate site members, the conversion of newer members to our contract portfolio, and was supported by a backdrop of stable patient utilization trends. Within Supply Chain Services, our direct sourcing and specialty pharmacy businesses combined to produce 16% top line growth for the fiscal fourth quarter from a year ago. Both of these businesses continue to benefit from ongoing expansion of member support.

In Performance Services, the 19% revenue increase was in line with expectations we described on last quarter’s earnings call, driven by revenue contributions from our acquisitions, as well as from our SaaS-based subscription and license

PREMIER, INC.

Fiscal 2016 Fourth Quarter Conference Call Transcript

revenue and advisory services revenues. Our technology business generated 27% year-over-year revenue growth in the quarter, due to contributions from acquisitions and from our PremierConnect platform offerings. Our overall organic SaaS-based subscription and license revenue increased 8.6% from a year ago, consistent with the outlook we provided during our last call; and revenue from our Company’s advisory services business rose 7% year over year in the quarter, also consistent with the expectations we voiced last quarter.

Non-GAAP consolidated adjusted EBITDA of $100 million for the quarter was unchanged from a year ago. This will put full-year adjusted EBITDA at the lower end of the guidance range we raised earlier in the year and was due in large part to one-time severance costs associated with certain personnel changes which occurred late in the fourth quarter. Factoring out those severance expenses, full-year adjusted EBITDA would have been at the midpoint of our guidance range.

Looking at bottom line performance, net income was $50.4 million for the quarter and non-GAAP adjusted fully distributed net income totaled $51.6 million. Non-GAAP adjusted fully distributed earnings per share of $0.36 was unchanged from a year ago. As a reminder, we do guide to adjusted fully distributed earnings per share as a result of our corporate structure and the quarterly member-owner share exchange process.

From a liquidity and balance sheet perspective, cash flow from operations in the fourth quarter was $100.5 million and for the full year totaled $371.5 million. The decrease in cash flow from operations in the fiscal fourth quarter was due primarily to the increase in cash taxes from a year ago resulting from the Company’s increased tax obligation related to the change in Company ownership due to the member-owner share exchange program.

This impacted free cash flow for the quarter, but we generated full-year non-GAAP free cash flow of $191 million, which represented 43% of adjusted EBITDA. We do define free cash flow as cash provided by operating activities less distributions and tax receivable agreement payments to limited partners and purchases of property and equipment. At June 30, 2016, our cash, cash equivalents and short- and long-term marketable securities totaled approximately $296.7 million, and we ended the year with no outstanding borrowings on our five-year $750 million revolving credit facility.

Now let’s turn to our financial guidance for fiscal 2017. We are introducing fiscal 2017 full-year guidance based on our historical performance and current expectations for the year. This guidance depends on certain key assumptions in each segment and anticipates the targeting of double digit percentage gains in consolidated net revenue, non-GAAP adjusted EBITDA, and non-GAAP adjusted fully distributed earnings per share.

Our guidance includes contributions from acquisitions and investments made to date, but does not include any future acquisitions. In developing our guidance, we also factored in the expected realization of the approximately $1.3 billion in estimated revenue that is available under contract for fiscal 2017. This represents approximately 86% to 90% of our revenue guidance range and assumes the continuation of historical GPO retention and SaaS institutional renewal rates.

So with these key assumptions in mind, our specific fiscal 2017 full-year guidance ranges are as follows: Supply Chain Services segment revenue of $1.1 billion to $1.14 billion; Performance Services segment revenue of $355 million to $375 million; together, these produce consolidated net revenue of $1.45 billion to $1.52 billion, representing growth of 25% to 30% over the prior year.

We expect non-GAAP adjusted EBITDA to be in a range of $475 million to $500 million, reflecting an 8% to 13% year-over-year increase from prior year non-GAAP adjusted EBITDA; and non-GAAP adjusted fully distributed earnings per share is estimated at $1.71 to $1.82, up 6% to 13% over prior year results.

In addition to the assumptions I’ve previously mentioned, this guidance is based on additional assumptions and expectations, as follows. In Supply Chain Services, our revenue guidance anticipates mid-single digit percentage growth in net administrative fees revenues. We expect this to be driven by ongoing penetration of existing members’ acute and non-acute supply chain spend, a normal level of new member growth and conversion, and the continuation of our historically high GPO retention rates.

Our Supply Chain Services revenue guidance also incorporates $200 million to $220 million in fiscal 2017 revenue resulting from the anticipated closing of our acquisition of Acro Pharmaceuticals Services, shortly. Excluding Acro, fiscal 2017 growth assumptions for the products business would be 15% to 20%, which remains consistent with our previous longer term expectations for these businesses.

PREMIER, INC.

Fiscal 2016 Fourth Quarter Conference Call Transcript

In the Performance Services segment, our revenue guidance range assumes growth driven by integrated offerings of the company’s SaaS-based subscriptions, continued growth in advisory services and performance improvement collaboratives, and the continuation of our historically high SaaS institutional renewal rates. We believe we are well positioned in the marketplace to deliver long-term growth in this dynamically changing environment, which continues to be characterized by longer implementations associated with member interest in large scale, comprehensive engagements.

More specifically, we expect to achieve this revenue growth in Performance Services through a combination of mid-to-high single-digit growth in our historical SaaS-based and advisory services businesses, complemented by double-digit growth from CECity and Healthcare Insights, which we acquired in early fiscal 2016. Because we have owned and operated them for about a year and they are now more fully integrated, we do not plan to continually break out CECity and Healthcare Insights’ performance from our Performance Services segment outlook moving forward. However, I will reiterate that we remain on track to achieve the revenue and the returns that we’ve previously articulated.

Along with these annual guidance considerations, I would also like to highlight a few timing-related items specific to fiscal 2017 that will impact the quarterly cadence of our financial performance. Overall, we expect our fiscal 2017 quarterly consolidated net revenue to reflect steadily accelerating growth on a quarter-by-quarter basis through the year, characterized by a larger step up in the second quarter, when we expect to begin realizing the full contributions of the pending Acro acquisition.

In our Supply Chain Services segment, our revenue guidance assumes the closing of Acro very shortly. As such, our second quarter will begin to reflect the incremental revenue impact of this business, causing our second through fourth quarter Supply Chain Services revenue to increase above historical growth rates compared to prior year.

In our Performance Services segment, we expect to see a higher revenue growth rate in the first quarter compared with a year ago, driven largely by contributions from CECity and Healthcare Insights. We expect revenue growth in this segment to normalize over the second through fourth quarters, with higher growth rates in the back half of the year as a result of year-over-year comparisons.

Looking at our quarterly consolidated adjusted EBITDA guidance, the variability in revenue combined with the year-over-year comparisons, will result in stronger growth comparisons in the second half of the fiscal year, with significant fourth quarter growth based largely on comparisons to our 2016 fourth quarter results.

Finally, our guidance contemplates capital expenditures, primarily capitalized software and associated hardware, of approximately $70 million for the year, representing approximately 5% of total net revenue; and a consolidated adjusted EBITDA margin of approximately 32% to 33% of net revenue, which includes the mix-shift impact of our pending acquisition of Acro. Excluding Acro, which we do expect to be accretive to earnings, the adjusted EBITDA margin expectations for fiscal 2017 would reflect a 37% to 38% adjusted EBITDA margin. Our adjusted fully distributed net income calculation continues to reflect an effective tax rate of 40%.

I would like to conclude my prepared remarks with a brief update on our quarterly exchange process. As a result of our exchange process, our company is currently owned approximately 33% by the public and 67% by our member health systems. Each year on October 31, through the year 2020, one-seventh of our member owner health systems partnership equity becomes eligible to exchange into Class A common shares of Premier, with quarterly exchanges occurring throughout the year. For the July 31 exchange that recently occurred, seven members exchanged approximately 1.3 million shares.

The upcoming October 31 exchange process is now underway. The notice to exchange period ended with 48 of our 171 member health systems submitting indications to exchange a potential amount of 5.1 million shares, out of 33 million cumulative shares available for exchange. The 5.1 million shares indicated for exchange represent the maximum number that can be exchanged on October 31. However, as part of the process, the indicated shares can still be retracted or purchased by other member-owner health systems through the right of first refusal process prior to the exchange at the end of October.

PREMIER, INC.

Fiscal 2016 Fourth Quarter Conference Call Transcript

I would also like to remind you that Premier does have the ability, as part of the exchange process, to settle the exchange of Class B common units in either cash, Class A common shares, or a combination thereof. While we have not yet utilized cash to settle any quarterly exchange to date, we do have the ability to do so, similar to a share repurchase program. We do not believe a significant use of cash to settle quarterly exchanges is appropriate at this point, but we will continue to assess the best use of capital and could elect to settle some portion of future exchanges in cash.

With that, let me turn the call back over to Susan.

Susan DeVore, Premier Inc. – President & CEO

Thank you, Craig. In summary, fiscal 2016 was another strong year and we delivered on our expectations. Our business model is comprised of multiple and evolving revenue drivers that enabled Premier to achieve consistent double digit growth in both consolidated net revenue and in non-GAAP adjusted EBITDA in each of the three years we’ve been public.

Looking forward, we continue to target achievement of double digit growth for fiscal 2017 in consolidated net revenue, adjusted EBITDA, and adjusted fully distributed earnings per share.

So, Operator, let’s open the call for questions.

QUESTIONS AND ANSWERS

Operator

(Operator Instructions)

Our first question comes from the line of Jamie Stockton from Wells Fargo.

Jamie Stockton, Wells Fargo Securities, LLC – Analyst

Hello. Good evening. Thank you for taking my questions.

Maybe the first one, Craig, it sounds like you’re alluding to the severance being somewhere in the ballpark of $4 million during the quarter. Is that about right?

Craig McKasson, Premier Inc. – CFO

Jamie, I’d say $4 million to $5 million is the appropriate range, correct.

PREMIER, INC.

Fiscal 2016 Fourth Quarter Conference Call Transcript

Jamie Stockton, Wells Fargo Securities, LLC – Analyst

Okay, $4 million to $5 million. That’s great. And then as we look at the Performance Services business and what your expectations are from a growth standpoint, it feels like they are somewhat consistent with what you said last quarter, so maybe not a ton of change.

But I’m curious, I don’t know if this is Susan or Mike, but could you give us a sense for whether the consultative nature of a big part of what you’re doing around population health and those consulting engagements being more one-time-ish in nature, is that part of what has essentially occurred in that Performance Services business?

Susan DeVore, Premier Inc. – President & CEO

You know, Jamie, I would say we’re targeting mid-to-high single-digit growth in SaaS-based and advisory services, complemented by double-digit growth in CECity. And we are targeting double-digit growth in our advisory services business.

So, I don’t think it’s necessarily the weighting of advisory services. I actually think that, as we described last quarter, this post-EHR period, where people are building integrated solutions with advisory population health wrap-around, preparing for MACRA bundled payment ACOs is a combined business. It’s a technology business, as well as an advisory services business. So I think it’s more that than either part by itself.

Jamie Stockton, Wells Fargo Securities, LLC – Analyst

Okay.

And then maybe just one more, if you don’t mind. The outlook for the CECity and Healthcare Insights businesses next year does sound like it may be a little slower. I know you said double digit-growth, which the high end, theoretically, could be where the range was before. But it does sound a little slower. Is part of that that physicians just seem to be somewhat oblivious to the implications of MACRA and you’re not seeing as much traction there? If you could just give us your thoughts on that, that would be great.

Craig McKasson, Premier Inc. – CFO

Sure, Jamie. This is Craig.

PREMIER, INC.

Fiscal 2016 Fourth Quarter Conference Call Transcript

I’ll start and then Susan can add any color. So with respect to the contributions from CECity and Healthcare Insights, it is consistent with the $40 million to $50 million range that we described on the last quarterly call. That has not changed in our fiscal 2017 guidance.

I would say broadly, as we talked about on our last quarterly call, the delay of some of the programs in terms of timing, when CMS may actually effect some of these things, while we continue to believe MACRA itself and the 2019 date for when it’s implemented will not change, there is continued potential for just slight delays in the when the data collection begins in calendar 2017. And so as a result of that, I do think there are some physicians, I would hate to ever characterize them as oblivious, but I think what I would say is that there are some that are monitoring that and determining when they would adopt and getting the education of what it really means to them as they move forward.

Susan DeVore, Premier Inc. – President & CEO

Yes, nothing to add there.

Jamie Stockton, Wells Fargo Securities, LLC – Analyst

All right. That’s great. Thank you.

Susan DeVore, Premier Inc. – President & CEO

Thanks, Jamie.

Operator

Thank you. And as a reminder, please limit yourself to one question and a single follow-up question. Our next question comes from the line of Ryan Daniels from William Blair.

Ryan Daniels, William Blair & Company – Analyst

Thank you for taking the questions.

Craig, maybe a follow-up one for you on the Performance Services division. If I add back the severance costs in the quarter, it still looks like margins came down a little bit sequentially to the sub 30% range. So, I’m curious if there’s any more color or thoughts on what drove a modest margin compression on a sequential basis?

PREMIER, INC.

Fiscal 2016 Fourth Quarter Conference Call Transcript

Craig McKasson, Premier Inc. – CFO

Ryan, I’d really highlight, the only other contribution is obviously revenue is a little bit lower due to the timing of some of the advisory services component that we talked about, with that 7% growth. So that’s going to impact margins in that segment on a periodic basis, as well.

Ryan Daniels, William Blair & Company – Analyst

Okay. That’s helpful.

And then in regards to the Acro acquisition, just making sure I fully got that, that is $210 million at the midpoint, assuming a close on around September 30, or are you anticipating it sooner than that? And then number two, want to make sure my math is correct, it looks like the adjusted EBITDA impact would be additive to the tune of about $10 million for the year, is that right?

Thank you.

Craig McKasson, Premier Inc. – CFO

With respect to the revenue contribution, the range I described was $200 million to $220 million, so $210 million would be the midpoint. I think we’re actually thinking it will likely close much sooner than September 30. So I think that we will see that contribution beginning prior to that.

We are not separately disclosing adjusted EBITDA. We do have some, obviously, some work to do as we build and acquire that to bring it into the fold. And I would say that I think your $10 million is probably a little bit high in terms of the contribution I would expect in 2017 from that business.

Ryan Daniels, William Blair & Company – Analyst

Okay. Great. Thank you.

Operator

Thank you. And our next question comes from the line of Lisa Gill from JPMorgan.

PREMIER, INC.

Fiscal 2016 Fourth Quarter Conference Call Transcript

Lisa Gill, JPMorgan – Analyst

Craig, I hate to keep going back to the severance costs, but when you updated the guidance last quarter, did you know about the severance, or the potential for the severance coming into this quarter? Because the way I think about this, I would have expected you to call it out as a one-time item versus where the Street numbers were?

Craig McKasson, Premier Inc. – CFO

To be honest, at the time of our call in May, we didn’t anticipate the full breadth of some of the changes we were going to make as we looked to move forward. And so once we began through the process and Keith identified his intention to resign, we also looked at that opportunity, are there other changes that made sense to make to really position the company moving forward and took advantage of that opportunity. But that was really in late June, after we had the discussion back in May.

Lisa Gill, JPMorgan – Analyst

Okay. Great. And then as we think about more of the expanded pharmacy services, as we look at other areas, Susan, that you potentially could be interested in, areas like institutional pharmacy or other areas that you’re touching other alternate sites from a pharmacy perspective, are those areas that interest you from a strategic standpoint?

Susan DeVore, Premier Inc. – President & CEO

Yes, Lisa. I would say that we continue to be interested in making sure we have access to limited distribution drugs, drugs in shortage. We are interested in a provider pharmacy benefit management capability and we’re very interested in all parts of alternate site growth opportunity, including pharma.

Lisa Gill, JPMorgan – Analyst

Including those in the institutional pharmacy setting, as well. Is that the right way to think about it?

Susan DeVore, Premier Inc. – President & CEO

Yes.

PREMIER, INC.

Fiscal 2016 Fourth Quarter Conference Call Transcript

Lisa Gill, JPMorgan – Analyst

So think about nursing homes, assisted living, et cetera? And short of making an acquisition, do you see an opportunity to do that organically, or do you think that the only way to really move into that market is via acquisitions?

Susan DeVore, Premier Inc. – President & CEO

So in pharmacy in particular, I think a lot of that comes with acquisitions. I think in alternate site generally, we are continuing to see the growth rates in the outpatient and ambulatory and alternate site space be in the 3% to 4% range. So we think there’s a core organic growth ability in alternate site. But we do think to get access to some of these limited distribution drugs and to impact some of these particular sites of care, that may be acquisition driven.

Lisa Gill, JPMorgan – Analyst

Okay. Great. Thank you.

Susan DeVore, Premier Inc. – President & CEO

Thank you.

Operator

Thank you. And our next question comes from the line of Steven Valiquette from Bank of America Merrill Lynch.

Steven Valiquette, BofA Merrill Lynch – Analyst

Thank you. Good afternoon, everybody. Just a couple of quick questions.

PREMIER, INC.

Fiscal 2016 Fourth Quarter Conference Call Transcript

One also on the severance stuff: I’m just curious then, would you expect any continuation of that sort of activity in fiscal 2017, just to follow-up on that?

And the other question I have, just big picture, I’m not sure if you can give any color on this or not, but if we just ended the current fiscal year, fiscal 2016, at $1.61 and now we’re guiding $1.71 to $1.82 for the upcoming year, just based on my back of the envelope math, seems like maybe half of that growth could be coming from the Acro acquisition accretion and maybe the other half from the core business, which suggests to me that the guidance on the core business is pretty conservative. But I want to make sure that I’m not potentially way off base when doing that math. Thanks.

Craig McKasson, Premier Inc. – CFO

So relative to severance, what I would articulate is that we don’t have contemplated severance in fiscal 2017. What I would tell you is we will always continue to run our business and manage resources and capabilities, and to the extent that we have severance, that could occur, just like with any other business in the marketplace, but nothing separate and distinct that you would see continuing.

With respect to the earnings per share guidance, I think the estimate of the accretion in fiscal 2017, given the margin nature, while it’s accretive, it’s not going to add that level of accretion in fiscal 2017. So I think that the assessment that that much of it’s coming from that acquisition would be overstated.

Steven Valiquette, BofA Merrill Lynch – Analyst

Okay. So we can just follow-up off line on the math on that then. Okay. All right. Thank you.

Susan DeVore, Premier Inc. – President & CEO

Thank you.

Operator

Thank you. And our next question comes from the line of Eric Percher from Barclays.

Susan DeVore, Premier Inc. – President & CEO

Hello, Eric.

PREMIER, INC.

Fiscal 2016 Fourth Quarter Conference Call Transcript

David Ho, Barclays Capital – Analyst

Hello. This is actually David Ho on for Eric. Thank you for taking the question. My first one, I think, is for Susan or Mike.

I was wondering, could you provide more color on the GPO and SaaS retention rates? So they did seem a little lower than the past years, excluding the IPO period. So was wondering if there’s any more detail around that? And then on the SaaS retention, was it more of one or two or a number of customers leaving Premier as a whole or were there specific tools that were not renewed?

Susan DeVore, Premier Inc. – President & CEO

Yes. So the retention rates, as you know, are very, very high. So the GPO retention rate at 97% is consistent if you adjust for the Vanguard loss last year. So that’s really the explanation on GPO retention. We’ve averaged, for the last three years, 98%. I think that’s pretty incredible.

On the SaaS-based institutional renewal rates, 92%. Primarily, that’s attributable to changes that occur as a result of consolidation. But we have also been adding a variety of acquired capabilities, technology capabilities. So think about TheraDoc and Aperek and CECity and Healthcare Insights and having inherited some of those renewal rates. And so the new mix, I think, still really high level at 92%, but a slightly different mix of technology applications than we had in prior years.

David Ho, Barclays Capital – Analyst

Sure. Okay. And my follow-up is more switching gears to Craig. I was wondering, can you provide more detail on what gets us to the high versus the low end of Performance Services revenue growth? And maybe more specifically, does that low end of the guidance reflect the scenario where you mentioned previously, where there are delays in MACRA and delays in terms of when physicians start to collect data?

Craig McKasson, Premier Inc. – CFO

Sure. Thanks, David. So with respect to Performance Services itself, what I would tell you is that the drivers that would cause us to be on the lower end of that performance, to your point, are if there was lower than expected growth in physician and ambulatory offerings or delays in MACRA that would result some of that.

What will help us deliver on the upper or higher level of performance in Performance Services would be stronger than expected growth in our integrated PremierConnect Quality and Supply Chain offerings that Susan and Mike have talked

PREMIER, INC.

Fiscal 2016 Fourth Quarter Conference Call Transcript

about, to the extent that the MACRA delays don’t result in a delay in some of that revenue flow. And I would also highlight that our participation in the follow-on to the Partnership for Patients program that CMS operates would help us perform higher in the guidance range, as well.

David Ho, Barclays Capital – Analyst

Okay. Thank you.

Operator

Thank you. And our next question comes from the line of Sean Wieland from Piper Jaffray.

Sean Wieland, Piper Jaffray & Co. – Analyst

Thanks so much.

So on the Acro acquisition, what work has to be done to improve EBITDA margins to look more like the rest of your specialty pharma business? And while we’re at it, what are the margins in your specialty pharma business?

Craig McKasson, Premier Inc. – CFO

Yes, so Sean, this is Craig. I’ll start and then Mike can add any color operationally.

So we don’t separately disclose individual margins, which we’ve talked about in past, although we do talk about having single digit margins in our specialty pharmacy business. I think the opportunity to enhance margins will become as we combine the platforms of our historical specialty pharmacy and Acro’s. Our ability to go back to market and look for improved pricing will allow us to actually enhance the margins.

That’s going to take a little bit of time, once it closes, to actually be able to put that into place. We also do get some scale from an infrastructure standpoint of bringing new business in with the infrastructure we’ve put in place to manage the business.

Michael Alkire, Premier Inc. – COO

And the only other thing, Sean, that I would add is that we will get access to new therapies. And as we get access to those new therapies, you’re going to see synergies associated from a revenue standpoint, in terms of growth.

PREMIER, INC.

Fiscal 2016 Fourth Quarter Conference Call Transcript

Sean Wieland, Piper Jaffray & Co. – Analyst

Okay. So you have talked about a long-term EBITDA margin, I think in the low 30s. Does this acquisition impact that at all?

Craig McKasson, Premier Inc. – CFO

It does. So as I mentioned, had we not done Acro, the margins would have been at 37% to 38%, after finishing at 38% this year. The acquisition brings us down to a range of 32% to 33%. When we talked historically about mix-shift continuing to bring down margins, it was always independent of future acquisitions being in a range of 75 to 125 basis points per year. That’s been continuing to occur on the historical base business.

This pulls that down. I would expect now, Sean, that with this business, again, depending on what we might grow and do in the future, that our adjusted EBITDA margins will come down a bit further and ultimately reside in the high 20s to low 30s longer term.

Sean Wieland, Piper Jaffray & Co. – Analyst

Okay. Thank you.

Susan DeVore, Premier Inc. – President & CEO

Thanks, Sean.

Operator

Thank you. And our next question comes from the line of Richard Close from Canaccord Genuity.

PREMIER, INC.

Fiscal 2016 Fourth Quarter Conference Call Transcript

Richard Close, Canaccord Genuity – Analyst

Great. Thank you for taking the questions here.

Craig, I was wondering if you could talk a little bit about the backlog coverage, looks a little bit lower than in the past. And is there anything specific driving that, like the retention rates, is it Vanguard, or anything specific?

Craig McKasson, Premier Inc. – CFO

Yes. Thank you, Richard.

So Susan touched a little bit on this. What I would highlight in terms of the revenue available for contract, as I mentioned it’s 86% to 90% of our revenue guidance range. We’ve traditionally, in the past couple of years been at 90% or 91%.

The reason it’s a little bit different is really a function of A, the expansion of the specialty pharmacy business, which doesn’t have quite the same visibility that we have in the traditional or historical GPO and SaaS-based technology businesses. Those continue to have the same high level of visibility that we’ve had in the past, the retention rates, really – those changes really are not impacting the overall visibility for those two components of the business.

And then the other piece I would highlight, Richard, is that CECity, the nature of that business which has some more episodic business, as opposed to the annuity-based GPO or SaaS subscription model, is not going to lend itself to the same level of visibility. So that’s why the overall number comes down a bit. We still feel very good about having 86% to 90% of our revenue visible as we head into the fiscal year.

Richard Close, Canaccord Genuity – Analyst

Okay. I appreciate that.

And just on the Performance Services, we get the severance and understand that, but can you go into a little bit more details in terms of the exact changes that you have made there and why, maybe what the confidence level is there that that can perform better in the coming year?

Susan DeVore, Premier Inc. – President & CEO

Yes. So Richard, to the severance conversation, the opportunity to look at where our resources were and where the high growth areas were. As you recall, we combined safety applications when we acquired TheraDoc, there were some synergy opportunities there.

And as we actually have integrated several of the acquisitions, the ability to really move resources to the high growth areas and take out duplicative resources or resources in excess of what we need we think position us for the next level of growth. So it really is a very proactive process that we have to make sure we’re aligning the resources to where we think the business is going.

PREMIER, INC.

Fiscal 2016 Fourth Quarter Conference Call Transcript

Richard Close, Canaccord Genuity – Analyst

Okay. Thank you.

Susan DeVore, Premier Inc. – President & CEO

Thank you.

Operator

Thank you.

(Operator Instructions)

Our next question comes from the line of Eric Coldwell from Robert W. Baird.

Eric Coldwell, Robert W. Baird & Company, Inc. – Analyst

Thank you very much.

Going a little off topic here, share-based compensation, your guidance is $30 million to $32 million. You actually had $49 million in fiscal 2016. So guidance is down about 36% at the midpoint. I guess the question is, was fiscal 2016 an anomaly of higher share-based comp, or is fiscal 2017 just an unusually low year? And then what are the drivers of that 35%, 40% decline year-over-year in your SBC, how much of that relates to the severance issues that were highlighted on the call tonight?

Thank you very much.

Craig McKasson, Premier Inc. – CFO

Sure, Eric. This is Craig.

So we’ve talked about this at points in the past, but fiscal 2016 was actually the high water mark for equity-based compensation, because we had three years of equity-based compensation plan for the first time. So we went public in 2014, had one year, then in 2015, we had two years, and then in 2016, we had three years. I will also highlight that the

PREMIER, INC.

Fiscal 2016 Fourth Quarter Conference Call Transcript

initial grants of equity back in the 2014 IPO year were more highly weighted because no one in management had any equity prior to the IPO. So you had that combination of things that caused the fiscal 2016 year to be the highest level of equity comp that we would expect.

Fiscal 2017 is now returning back to a more normalized level. I wouldn’t say that the severance or anything of that nature impacted it. I would think on a go forward basis, you would generally expect it to see annually for it to be more in that, somewhere in the $27 million to $32 million range that we provided guidance on for fiscal 2017.

Eric Coldwell, Robert W. Baird & Company, Inc. – Analyst

Okay. That’s great.

Just a quick follow-up. On the severance issue, the one thing I didn’t catch during the Q&A session here is how many people were impacted? Was it beyond the couple of folks named on the call today, or can you give us any more detail on the magnitude of the severance?

Craig McKasson, Premier Inc. – CFO

Yes. In total, there was about, it was less than 30 people that were involved in the activities at the end of the fiscal year.

Eric Coldwell, Robert W. Baird & Company, Inc. – Analyst

Okay. Thank you very much.

Susan DeVore, Premier Inc. – President & CEO

Thanks, Eric.

Operator

Thank you. And our next question comes from the line of Nicholas Jansen from Raymond James.

PREMIER, INC.

Fiscal 2016 Fourth Quarter Conference Call Transcript

Nicholas Jansen, Raymond James & Associates, Inc. – Analyst

Most of mine have been answered, but one on the conversions that you expect from your member-owners. I do believe you said you might be interested in perhaps repurchasing some of that with cash, more like a standard repurchase program. And that seems like it’s a little bit of a change of tone from management. So just wanted to flesh out how you’re thinking about capital allocation, given your current balance sheet and free cash position?

Craig McKasson, Premier Inc. – CFO

Sure, Nick. This is Craig.

I’ll start. So first of all, I would tell you that our primary objective is still growth and looking for the opportunity to deploy capital to acquire capabilities that will expand us strategically, operationally and financially.

Having said that, now that we have had a number of shares that have converted over the past couple of years and are getting up to a point that there is more liquidity and float in the market, we think that it is an appropriate evaluation to look at our capital and determine, depending on all the criteria you would normally use to evaluate a share repurchase, whether any of our exchange should be settled in cash.

So I really don’t view it as a change in tone as much as, as a couple of years have gone by and we have more shares out in the marketplace. We’ve always talked about there would come a point in time that it would be something that we would consider, and we’re getting to that point where we will evaluate and assess whether some portion of the exchange could potentially be settled in cash, if it is the right use of capital.

Nicholas Jansen, Raymond James & Associates, Inc. – Analyst

Okay. Thank you.

And then secondly, just in terms of cadence of EBITDA and revenue, I appreciate the color, but just wanted to flesh that out a little bit more in terms of making sure model expectations are appropriate for the September quarter. And you just reported about $100 million of adjusted EBITDA in the June quarter, about $5 million of severance that won’t be there going forward.

You historically see a sequential jump in EBITDA between the first fiscal year and the last fiscal quarter of last year, and then you layer on some incremental deal accretion. Is that right way to think about it, or is there something even more pronounced that we should be pushing into the back half of the year?

Thanks.

PREMIER, INC.

Fiscal 2016 Fourth Quarter Conference Call Transcript

Craig McKasson, Premier Inc. – CFO

No, I think that’s the right way to think about it. I think part of the reason, as I articulated, just on a percentage growth standpoint, that you’ll see some of the expansion in the back half is more a result of looking at year-over-year comps. But I think your logic holds in terms of how you are thinking about it.

Nicholas Jansen, Raymond James & Associates, Inc. – Analyst

Thanks.

Susan DeVore, Premier Inc. – President & CEO

Thanks, Nick.

Operator

Thank you. And our next question comes from the line of Garen Sarafian from Citigroup.

Garen Sarafian, Citigroup – Analyst

Good evening, everyone. Thank you for squeezing me in. Sorry about the technical difficulties on our end. So two quick ones.

First, on the GPO side, it sounded like in the prepared remarks quite a few GP opportunities still exist. So I think you’ve mentioned in the past how competitors changing hands have favorably impacted your positioning in the market. So just wondering how much of a window do you think you have until things stabilize in the marketplace, or has it already?

Susan DeVore, Premier Inc. – President & CEO

Well, I would say there’s a lot of activity in the marketplace, and GPO sales and conversions usually have a 12- to 24-month cycle. We are talking to a lot of places, and I think people are interested in looking at their options. But we do think it’s going to play out over the next 12 to 24 months.

PREMIER, INC.

Fiscal 2016 Fourth Quarter Conference Call Transcript

Garen Sarafian, Citigroup – Analyst

Okay. And then secondly, on the QUEST2020, could you just elaborate on that a little bit? We heard about it, of course, at the user conference. But since then, any other color you can give as to how much traction you’ve had so far? So how many clients you’ve signed up for 1/1 start date, perhaps, and how that compares so far and what will make it a success in 1/1. What are the bogeys that you are trying to hit?

Susan DeVore, Premier Inc. – President & CEO

Yes. So QUEST2020 we launched at Breakthroughs, and a lot of our members got to see what it includes and also the technology applications and enhancements that go with it, things like how they can deeply drill down into their various providers and how they’re performing, and also how it extends beyond acute care performance into the ambulatory setting.

So we’re in the middle right now of signing up participants. We had roughly 350 in our last version of QUEST. This one, we are designing so that one, they can be a part of the program, but they can also sign up for sub parts of the program where they want to focus specifically.

So we’re on the front end of that, Garen, but I think there’s a lot of excitement about QUEST now fully extending beyond the acute care settings to measurements of ambulatory performance that we get with some of the capabilities that came with our acquisitions of CECity and Healthcare Insights. But we’re on the very front end of it.

Garen Sarafian, Citigroup – Analyst

So for the first year of your prior initiatives, how many clients did you have at that point?

Susan DeVore, Premier Inc. – President & CEO

Well, when we first started QUEST many years ago, it started with 157 or so, and it grew to 350. Because we’ve had it and this is sort of a new and different version of it, I don’t think we’ll go back to starting at 150. But it is a new and different program, and so we would call success having a critical mass of a few hundred hospitals and health systems participating in QUEST, just like our other collaboratives. Our ACO collaborative has 400-plus, and it would be that range that we would be trying to achieve.

Garen Sarafian, Citigroup – Analyst

Okay. Thank you.

PREMIER, INC.

Fiscal 2016 Fourth Quarter Conference Call Transcript

Susan DeVore, Premier Inc. – President & CEO

Thank you.

Operator

Thank you. And our next question comes from the line of Greg Bolan from Avondale Partners.

Greg Bolan, Avondale Partners – Analyst

Hello. Thanks, guys. So Susan, how much of the, call it, 9%, 9.5% growth in net admin fees during fiscal 2016 do you think was driven by just compliance, higher purchasing compliance?

Susan DeVore, Premier Inc. – President & CEO

So what we know, Greg, is that the contract penetration in our portfolio is going up in almost all categories. So it is contract penetration and it is usage of the contracts by our existing member base. We generally think about it in terms of 70% to 80% of the growth being driven by higher penetration and our collaborative efforts with our members to really drive the utilization. There is stable inpatient hospital utilization. There is, as I said earlier, 3.5% to 4% growth in the ambulatory environment and that, coupled with new wins and new customers, gets us to that overall 9% growth.

Greg Bolan, Avondale Partners – Analyst

That’s great. And so as I think about the expectation for mid-single digit net admin fee growth next year, that just seems to me conservative, based on what you guys have produced thus far. And I just wanted to maybe get your thoughts around, Craig, Susan, what’s being assumed there just in terms of your ability to drive higher contract penetration? Have you assumed really any incremental from non-medical purchase services, like construction, food services, et cetera? Maybe if you could give us a feel for what you’re assuming or embedding in that number, that would be great.

Thanks.

PREMIER, INC.

Fiscal 2016 Fourth Quarter Conference Call Transcript

Craig McKasson, Premier Inc. – CFO

Yes, so I think the two major assumptions in our guidance, and this is what can impact whether we perform higher in the range or not, is we have certainly assumed stable utilization, so not increasing utilization. So as Susan mentioned, from an inpatient perspective, what we’ve watched happen through fiscal 2016 as we went into the year was that acute or inpatient utilization came down to really flat levels now, which is what we’re continuing to see. We continue to see increasing utilization in the non-acute care space. But that’s obviously not the majority of our administrative fees revenue, as today it represents about 20% of the total. So stable utilization trends are the first factor that we build in from a guidance perspective. So to the extent that utilization improves, that can cause us to actually perform better against our expectations, which is actually what did occur in fiscal 2016, particularly in the first half of the year.

And then the second factor I would identify, which we have talked about before, is that with Tenet’s acquisition of Vanguard and Vanguard’s departure, that is now impacting us fully in the first few quarters of fiscal 2017, which does pull down the revenue contribution and the performance. You actually did see that occur in the fourth quarter of fiscal 2016, where we did 7% in the quarter, with that being a primary contributor.

Greg Bolan, Avondale Partners – Analyst

So then as we think about the sequential gating in the fiscal 2017 year, it’s going to be almost the opposite of what happened in fiscal 2016, correct? So it’s going to be slower start and then ramping of – accelerating over the course of the year?

Craig McKasson, Premier Inc. – CFO

I think you’ll see the impact at the mid-single digit. I would highlight one timing-related consideration, as you look at establishing your models, and we talk about this, on occasion we have cash payments that come in sooner than later. And if you look at our Q3 in fiscal 2016, we had a very high performance in administrative fees revenue in that quarter.

That will likely, unless that cash comes in exactly like that in 2017, which is difficult to predict, I actually think that’s a quarter you could see a lower growth rate because of the level of performance we saw in the prior year third quarter. But generally speaking, our hope and expectation would be that mid-single digit should continue throughout the year. And then to the extent that either utilization changes or we have success in recruiting new members and are able to convert them as we go through the year, you could see higher performance. And obviously, our hope and expectation would be to out deliver that mid-single digit performance.

Greg Bolan, Avondale Partners – Analyst

That’s great. And then sorry, just very quickly, last one, model maintenance. Unallocated corporate overhead as a percentage of sales has been ticking up here. Is that 9.8%, 10% what we should be thinking about in fiscal 2017?

PREMIER, INC.

Fiscal 2016 Fourth Quarter Conference Call Transcript

Craig McKasson, Premier Inc. – CFO

Yes, I think more of like a 7% is what I would be thinking as opposed to 9% to 10%. We did have the severance costs in the fourth quarter that did cause us to spike here at the end of the year. But I think if you normalize those out, I think on an adjusted basis, taking out, obviously you have the decline in equity-based comp on a full blown basis, so our overall SG&A we actually expect to come down. But on an adjusted basis, taking those types of items out, I think more in the 7% range is what I would anticipate.

Greg Bolan, Avondale Partners – Analyst

Okay. That’s great. Thanks.

Susan DeVore, Premier Inc. – President & CEO

Thank you.

Operator

Thank you. And our next question comes from the line of Donald Hooker from KeyBanc.

Donald Hooker, KeyBanc Capital Markets – Analyst

Great. Good afternoon. So if I look at the specialty pharmacy businesses you acquired, am I thinking about that business growing – revenue growth being somewhat below where Premier has been historically, and I think Mike mentioned, referenced revenue synergies. Are revenue synergies assumed in your $200 million to $220 million of specialty pharmacy acquisition revenue? I know you guys are good at getting revenue synergies, so I figured I’d see how much of your outlook for that business includes revenue synergy.

Craig McKasson, Premier Inc. – CFO

Yes, I think a couple of comments. So I wouldn’t say that it’s growing at a slower pace than our historical specialty pharmacy business. Early in our history of our products businesses, we had higher growth rates because of the ramp up of businesses that we hadn’t really been in before. But we’ve always talked about on a normalized basis our products businesses, which is specialty and direct sourcing, as you know, growing 15% to 20% per year, and would expect that this acquisition is going to fit right into that growth profile.

PREMIER, INC.

Fiscal 2016 Fourth Quarter Conference Call Transcript

Relative to revenue synergies, we have contemplated the opportunity to take some of those limited distribution drugs that they had access to which our historical specialty pharmacy did not and actually sell those into our members. It’s all a function of when we close and actually make that process happen that we begin to recognize those synergies. But they are factored into our estimates.

Donald Hooker, KeyBanc Capital Markets – Analyst

Okay. Got you.

Then the one solution that I’ve been interest in and following in particular is the PremierConnect Supply Chain, and you referenced it a couple times, I think, in your prepared remarks. But how far is that now deployed in the member base? I think it was up to 80 health systems, I think, last quarter or the quarter before. It sounded like there was tremendous momentum there. Where are you now with that solution, if I may ask?

Thank you.

Susan DeVore, Premier Inc. – President & CEO

Yes, so this is Susan.

That’s probably a perfect opportunity to introduce Leigh Anderson to you, who runs all of our technology services. So Leigh, why don’t you give a little bit of color on where the 80 is now in terms of not only members, but actual hospitals?

Leigh Anderson, Premier Inc. – CIO

Sure, so this is Leigh Anderson. We’ve had a lot of success in the market with PremierConnect Supply Chain. We’ve moved that up to 84 direct members. We’ve also worked with some channel partners that have other hospitals behind it. So we’re running at about 130 IDNs. So that’s our growth rate. And we’ve probably penetrated about 51% of our members, at this point in time, with that solution. There are other legacy solutions, as well, that actually have even broader penetration that we’re upgrading PremierConnect Supply Chain. So that’s our story.

Donald Hooker, KeyBanc Capital Markets – Analyst

Thank you.

PREMIER, INC.

Fiscal 2016 Fourth Quarter Conference Call Transcript

Susan DeVore, Premier Inc. – President & CEO

Thank you.

Operator

Thank you. And our next question comes from the line of Sandy Draper from SunTrust Robinson Humphrey.

Sandy Draper, SunTrust Robinson Humphrey – Analyst

Thank you very much. Not sure there’s really anything left to ask. Maybe one quick, I don’t think it’s been covered. Craig, on the financing for the acquisition, I think if I remember correctly, you said either cash on hand or your line. Obviously, I want any thoughts on whether you’re going to go cash on hand or from the line? Thank you.

Craig McKasson, Premier Inc. – CFO

Yes, sure, Sandy. Thank you. I think at this point, we’ll plan to use cash to close that acquisition here that’s going to be coming up.

Sandy Draper, SunTrust Robinson Humphrey – Analyst

Okay. Great. And then finally, can you remind me, I feel like you gave some explanation and maybe it was around CECity, in Performance Services the second quarter was the high point, particularly strong, and then it’s trended back down. I’m trying to remember, you may have addressed this on your sequential trends, but I haven’t plugged it all in. Should we expect, I know a step up in the second quarter, but is the second quarter a peak quarter then coming back down, or was there something one-time in the Q2 of last year?

Craig McKasson, Premier Inc. – CFO

It’s a great question. Thanks, Sandy. So actually, it’s the third quarter. So it’s the January through March calendar quarter of the year. For that particular part of our business, we do see some seasonality and a spike in that quarter. It has to do with the reporting deadlines for the PQRS and the meaningful use registry reporting that physician and other providers have to do in that time period.

PREMIER, INC.

Fiscal 2016 Fourth Quarter Conference Call Transcript

It doesn’t have a – it had a pretty big impact in fiscal 2016. It will have a little bit of that in fiscal 2017. But when you look at it in the context of the overall business, you’ll see that steadily increase in growth, as I talked about. But there is some seasonality to that in Q3.

Sandy Draper, SunTrust Robinson Humphrey – Analyst

Okay. Great. Thanks.

Operator

Thank you. And our next question comes from the line of Mike Ott from Oppenheimer.

Mike Ott, Oppenheimer & Co. – Analyst

Hello. Thank you for squeezing me in. Quickly, for Craig. On the SG&A line, it was a bit above our expectation in the quarter. Wondered if there was anything driving that, maybe the Breakthroughs conference?

Craig McKasson, Premier Inc. – CFO

Sure. Just a couple things.

So obviously, Q4 is going to tend to be a little bit higher because of the Breakthroughs conference, from a timing perspective. We did have the severance that we discussed. We also have had some additional investment in, we’ve been consolidating our data centers. And so actually moving, co-locating them to a facility and actually synchronizing them down to one data center, while also enhancing some of our cyber security efforts. So those costs did impact us in Q4. I think you’ll see those more normalized as we move forward.

Mike Ott, Oppenheimer & Co. – Analyst

Great. Thank you.

PREMIER, INC.

Fiscal 2016 Fourth Quarter Conference Call Transcript

Operator

Thank you. And our next question comes from the line of Ross Mukin from Evercore ISI.

Elizabeth Anderson, Evercore ISI – Analyst

Hello. This is Elizabeth in for Ross.

I wanted to ask a little bit more about some of the, in the Performance Services segment, how some of the recent challenges have helped shape your view in terms of future tuck-in M&A, in terms of capabilities or something [inaudible]?

Susan DeVore, Premier Inc. – President & CEO

Yes. So on the Performance Services side, from an M&A perspective, we are continuing to be interested additional ambulatory and non-acute care sources of data to connect to all the other sources of data that we have, particularly in a world of ACOs and bundled payments. And so we continue to look for capabilities in that space.

I think also in the population health space, claims analytics and connecting claims data to the provider-based data that we have, and also population health and other kinds of capabilities. So those are the primary areas overall in the Performance Services side. On the Supply Chain side, we continue to look for specialty pharmacy, PBM, alternate site. We think there’s a real opportunity in alternate site. So it’s pretty balanced in terms of our M&A targets on both sides of the business.

Elizabeth Anderson, Evercore ISI – Analyst

Okay. Great. Thank you.

Susan DeVore, Premier Inc. – President & CEO

Thank you.

Operator

Thank you. And that concludes our question-and-answer session. I would like to turn the conference back over to Susan for any closing comments.

PREMIER, INC.

Fiscal 2016 Fourth Quarter Conference Call Transcript

Susan DeVore, Premier Inc. – President & CEO

Thank you so much, everybody, for all the questions and we look forward to talking with you again next quarter. Thank you so much.

Operator

Thank you. Ladies and gentlemen, thank you for your participation in today’s conference. This does conclude the program and you may now disconnect. Everyone, have a great day.